Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 4, 2021 with respect to the audited financial statements of PHP Ventures Acquisition Corp (the Company) as of May 26 , 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from April , 2021 (inception) through May 26, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 4, 2021